EXHIBIT 10.24

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (“Agreement”) is entered into as of December 18, 2007, by and among Richard P. Kiphart, an individual (“Kiphart”), Advanced Biotherapy, Inc., a Delaware corporation (“Advanced”) and Organic Farm Marketing, LLC, a Wisconsin limited liability company (“Company”). This Agreement is made with respect to the following facts:

RECITALS

A. The Company has issued to Kiphart a convertible note dated as of April 17, 2007, in the original principal amount of $1,000,000 (the “April Convertible Note”), and an additional convertible note dated as of June 14, 2007, in the original principal amount of $625,000 (the “June Convertible Note”). The Company’s obligations under the April Convertible Note and the June Convertible Note are secured by a security interest in all of the Company’s personal property and all proceeds and products thereof, pursuant to a security agreement entered into by the Company in favor of Kiphart (the “Kiphart Security Agreement”).

B. Concurrently herewith at the request of the Company, Advanced plans to arrange for The Northern Trust Company (“Bank”) of Chicago, Illinois, to issue an irrevocable letter of credit for the benefit of the Wisconsin Department of Agriculture, Trade and Consumer Protection, the designee of the Company (the “Letter of Credit”) as required by the State of Wisconsin in order for the Company to distribute certain dairy products. The Letter of Credit will be obtained on behalf of the Company by Advanced pursuant to the terms of the Investment Agreement and the Reimbursement Agreement, each dated herewith. The Reimbursement Agreement is set forth in Exhibit A hereto (the “Reimbursement Agreement”). As collateral for repayment of funds advanced under the Letter of Credit, the Bank requires that Advanced enter into a pledge agreement (“Bank Pledge Agreement”) pursuant to which the Bank will be granted a security interest in a certificate of deposit account maintained by Advanced at the Bank. The terms of payment of certain obligations by the Company to Advanced under the Reimbursement Agreement will be evidenced by a promissory note (the “Promissory Note”), and the Company’s obligations under the Promissory Note and the Reimbursement Agreement are secured by the Company’s personal property and all proceeds and products thereof pursuant to a security agreement entered into concurrently herewith (the “Advanced Security Agreement”)

C. Concurrently herewith Advanced also plans to make a working capital loan to the Company in the aggregate principal amount of $800,000 (the “Working Capital Loan’), of which $293,750 shall be used by the Company to redeem 23,850 Company Units from CWBA-OFM, LLC, in consideration of which the Company will issue to Advanced a convertible note in the original principal amount of $800,000 (the “December Convertible Note”). The Company’s obligations under the December Convertible Note also will be secured by the assets of the Company pursuant to the Advanced Security Agreement.

D. As a condition to Advanced entering into the Bank Pledge Agreement in favor of the Bank and making the Working Capital Loan to the Company, Advanced requires that the Company and Kiphart enter into this agreement which provides, in part, that (i) the claims of Kiphart relating to the April Convertible Note, and the June Convertible Note shall be subordinate to payment of the Promissory Note and the Company’s obligations under the Reimbursement Agreement, in the manner set forth below, (ii) the December Convertible Note shall rank in the same priority, pari passu, with the April Convertible Note and the June Convertible Note, as set forth below, and (iii) the security interest granted by Company to Kiphart pursuant to the Kiphart Security Agreement shall be subordinate to the rights of Advanced with respect to the Promissory Note, as set forth below.

E. Kiphart holds a majority of the issued and outstanding shares of Advanced and serves as its Chairman of the Board. Kiphart has the right to nominate and elect a director of the Company. The April Convertible Note and the June Convertible Note are convertible into units of the Company representing in the aggregate a majority of the outstanding units on a fully diluted basis. Kiphart hereby acknowledges and affirms that Advanced’s loans to the Company constitute valuable consideration to the Company.

Now therefore, in consideration of the foregoing recitals and for other good and valuable consideration had and received, the parties agree as follows:

1. Subordination.

(a) Indebtedness. Except as set forth in Section 2 of this Agreement, unless and until all Senior Indebtedness (as herein defined) has been fully paid and satisfied in cash, Kiphart shall not accept or receive, by setoff or in any other manner, from the Company any sums, in whole or in part, which may now or hereafter be owing to Kiphart by the Company, or any of its successors or assigns, including, without limitation, a receiver, trustee or debtor in possession (the term “Company” shall hereinafter include any such successors or assigns) under or in connection with the Subordinated Obligations (as herein defined); provided that nothing herein shall be a prohibition against the accrual of payment-in-kind interest on the terms and subject to the conditions set forth in the April Convertible Note and the June Convertible Note (collectively, the “Subordinated Instrument”).

(b) Liens and Security Interests. Any and all liens and security interests of Kiphart, whether now existing or hereafter granted or arising, including, without limitation, the security interest granted pursuant to the Kiphart Security Agreement, in each case shall be subordinate to the rights, liens and interests held by Advanced with respect to the Senior Indebtedness, but only the Senior Indebtedness.

(c) Restrictions. Except as set forth in the last sentence of Section 3(a), unless and until all of the Senior Indebtedness has been fully and indefeasibly paid and satisfied in cash, Kiphart shall have no right either to possess any such assets, enforce any security interests in, foreclose, levy or execute upon, or collect or attach any such assets, whether by private or judicial action or otherwise.

(d) Senior Indebtedness. The term “Senior Indebtedness” shall mean, collectively, (i) all indebtedness and other obligations of the Company now or hereafter existing under that certain Promissory Note of even date herewith and the Reimbursement Agreement (each as amended, restated, supplemented, modified or extended from time to time, subject to Section 7 below).

(e) Subordinated Obligations. The term “Subordinated Obligations” shall mean, collectively, all indebtedness and other obligations of the Company to Kiphart under the April Convertible Note and the June Convertible Note, and any other document, instrument, or agreement related to such Notes, whether the sums represent principal, interest, dividends, costs, attorneys’ fees, charges, or other obligations due or not due, whether incurred directly or indirectly and whether absolute or contingent.

2. Permitted Payments. Subject to the conditions set forth herein, the Company may pay to Kiphart, and Kiphart may accept or receive and shall not be required to hold in trust, payments made in accordance with the April Convertible Note and the June Convertible Note, subject to and in accordance with Section 4 below (collectively, the “Permitted Payments”); provided, that no payment on any of the Subordinated Obligations may be made during any Payment Blockage instituted pursuant to Section 3 of this Agreement. Kiphart agrees that prepayments of the Subordinated Obligations or payments resulting from either the breach of any covenant or warranty contained in the Subordinated Instrument or the acceleration of any amounts due thereunder shall not be Permitted Payments for the purpose of this Agreement.

3. Payment Blockages.

(a) Payment Blockage Notices. Upon the occurrence and at any time during the continuation of any Event of Default under the Promissory Note or a breach by Kiphart of this Agreement, Advanced may deliver written notice thereof to Kiphart in the manner set forth herein (each a “Payment Blockage Notice”), specifying the default or breach upon which such Payment Blockage Notice is based. A “Payment Blockage” shall be in effect for the purposes of Section 2 hereof and no Permitted Payments may be made from (i) the earlier of (A) the date Kiphart knew of such defaults or breaches and (B) the date of delivery or deemed delivery of any Payment Blockage Notice through (ii) the earlier of (A) the date 180 days after the date any otherwise Permitted Payment was due and payable to Kiphart and could not be paid due to a Payment Blockage and (B) the date on which all defaults or breaches are cured or waived in writing or the benefits of such Payment Blockage are waived in writing by Advanced. Upon the expiration of the 180-day period provided for above (or upon any earlier written waiver by Advanced or full cure of such default and breaches by the Company), the prohibitions applicable to Kiphart set forth in this Section 3(a) shall no longer be effective.

(b) Payments Received by Kiphart. Except for Permitted Payments as provided in Section 2 hereof, if any payment, distribution or any collateral proceeds thereof is received by Kiphart from the Company with respect to the Subordinated Obligations prior to the satisfaction in full of all the Senior Indebtedness in cash, Kiphart shall receive and hold the same in trust as trustee for the benefit of Advanced and shall forthwith deliver such assets to Advanced in precisely the form received (except for the endorsement or assignment by Kiphart where necessary), for application on any of the Senior Indebtedness, due or not due. In the event of the failure of Advanced to make any such endorsement or assignment to Advanced, Advanced and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment.

4. Payment Pari Passu; Same Priority. Without limiting Sections 1, 2 and 3 above, the December Convertible Note shall have the same priority and shall be paid pari passu with the April Convertible Note and the June Convertible Note, and vice-versa. No payment of principal or interest (including, without limitation, any regularly scheduled installment, any prepayment, any payment upon maturity, any payment upon default or acceleration, any payment arising as a result of the exercise of any rights in and to any collateral securing such notes, or otherwise) shall be made by the Company to Kiphart relating to the April Convertible Note or the June Convertible Note unless a proportional payment of principal and/or interest, as applicable, shall be made to Advanced relating to the December Convertible Note, unless Advanced otherwise agrees in writing. No payment of principal or interest (including, without limitation, any regularly scheduled installment, any prepayment, any payment upon maturity, any payment upon default or acceleration, any payment arising as a result of the exercise of any rights in and to any collateral securing such notes, or otherwise) shall be made by the Company to Advanced relating to the December Convertible Note unless a proportional payment of principal and/or interest, as applicable, shall be made to Kiphart relating to the April Convertible Note and the June Convertible Note, unless Kiphart otherwise agrees in writing.

5. Liens and Security Interest.

(a) Subject to Sections 1, 2 and 3 above, notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order, or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of either Kiphart or Advanced in assets or rights of the Company (the “Collateral”), and notwithstanding any conflicting terms or conditions which may be contained in any of the agreements between the Company and/or Kiphart and Advanced, as applicable, any cash, consideration or other rights received by Kiphart or Advanced upon foreclosure or exercise of any right or other remedy with respect to the Collateral shall be subject to the provisions of Sections 1, 3 and 4 hereof.

(b) Each party hereto shall be solely responsible for perfecting and maintaining the perfection of its lien in and to each item constituting Collateral in which such party has been granted a lien. The provisions of Sections 1, 4 and 5 hereof are intended solely to govern the respective lien priorities as between the parties hereto and shall not impose on either party any obligations with respect to the disposition of proceeds of foreclosure on any other creditor’s Collateral which would conflict with prior perfected claims therein in favor of any other person or entity or any order or decree of any court or other governmental authority or any applicable law. Neither Kiphart nor Advanced will contest the validity, perfection, priority or enforceability of the lien of the other party upon the Collateral as provided herein including, without limitation, as set forth in Sections 1 and 4 hereof and, as between the parties hereto, the terms of this Agreement shall govern even if part or all of such party’s debt or the lien securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

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(c) Subject to Sections 1, 4 and 5 hereof, each party hereto shall have the exclusive right to manage, perform, and enforce the terms of its agreements with the Company and to exercise its rights with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment including, without limitation, the right to take or retake control or position of the Collateral and to hold, prepare for sale, process, sell, lease, dispose of or liquidate such Collateral; provided, however, that Kiphart and Advanced each agree that it shall give the other party not less than ten (10) business days’ notice of its intent to take any action with respect to the Collateral or the debt owed to it by the Company or to commence any procedure against the Company under any insolvency laws or similar laws for liquidation, dissolution or winding up or the appointment of a receiver, trustee or liquidator.

(d) The lien and payment priorities provided for in this Agreement shall not be altered or otherwise affected by any action or inaction which either party hereto may take or fail to take with respect to the Collateral upon which such party has a lien.

6. Maturity of Advanced’s Loans to Company. Kiphart acknowledges that the Promissory Note and the December Convertible Note mature by their respective terms on a date prior to the designated maturity date of the April Convertible Note and the June Convertible Note. From and after the maturity date of the December Convertible Note, Advanced agrees that any payments made by the Company to it shall be subject to Section 4 above (but excluding payments of any type or for any reason in connection with the Promissory Note), and treated the same as payments made by the Company in accordance with, or upon any default under the December Convertible Note, in each case in accordance with Section 4 above. Advanced, in its discretion, may extend the maturity date of the Promissory Note and the December Convertible Note, without notice to Kiphart.

7. No Modification. Kiphart understands and agrees that the April Convertible Note, the June Convertible Note and the Kiphart Security Agreement shall not be modified or amended, without Advanced’s prior written consent. Advanced understands and agrees that the Promissory Note, the Reimbursement Agreement, the December Convertible Note and the Advanced Security Agreement shall not be modified or amended without Kiphart’s prior written consent, which consent shall not unreasonably withheld or delayed.

8. Notice Upon Default.

(a) Upon the occurrence of any default or breach of the April Convertible Note or the June Convertible Note, Kiphart shall deliver written notice thereof to Advanced in the manner set forth herein (each a “Default Notice”), specifying the default or breach by the Company. For the purposes of this Section 5(a), “default” means any Event of Default under and as defined in the April Convertible Note or the June Convertible Note, or the Investment Agreement dated as of April 17, 2007, between the Company and Kiphart, or any other document, instrument or agreement evidencing all or any part of the Company’s indebtedness to Kiphart, or any other failure to pay any portion of the principal of, premium, if any, or interest on any such indebtedness as and when due and payable (as a result of maturity, acceleration or otherwise).

(b) Upon the occurrence of any default or breach of the Promissory Note or the December Convertible Note, Advanced shall deliver written notice thereafter to Kiphart in the manner set forth herein specifying the default or breach by the Company. For purposes of this Section 5(b), a “default” means any Event of Default under and as defined in the Promissory Note or the December Convertible Note, or the Investment Agreement dated as of even date herewith between the Company and Advanced, or any other document, instrument or agreement evidencing all or any part of the Company’s indebtedness to Advanced, or any other failure to pay a portion of the principal of, premium, if any, or interest on any such indebtedness as and when due and payable (as a result of maturity, acceleration or otherwise).

9. Kiphart Representations about Obligations. Kiphart warrants and represents that Kiphart has not previously assigned any interest in the obligations of the Company set forth in the April Convertible Note or the June Convertible Note (collectively, “Kiphart Obligations”), that no other party owns an interest in any of the Kiphart Obligations (whether as joint holders, participants or otherwise), and that the entire Kiphart Obligations is owing only to Kiphart.

Kiphart further warrants and represents that the only indebtedness owing by the Company to him is the Kiphart Obligations; that to the best of his knowledge as of the date hereof, there is no default or breach with respect to any of such indebtedness; and, specifically, that nothing herein contained and nothing contained in any other document, instrument or agreement with or in favor of Advanced and known to Kiphart constitutes a default or breach with respect to any of such indebtedness.

10. Unauthorized Payments. Except for payments by the Company in connection with the Promissory Note or the Senior Indebtedness, if any payment, distribution or any collateral proceeds thereof is received by either Kiphart or Advanced from Company in excess of the amount provided in Section 4 hereof, such party shall receive and hold the same in trust as trustee for the benefit of the other party (“shortfall party”) and shall forthwith deliver such amount of the excess payment, distribution or collateral proceeds to such shortfall party in precisely the form received (except for the endorsement or assignment where necessary), for application on any of the indebtedness, due or not due.

11. Claims in Bankruptcy. In the event of any bankruptcy, assignment for the benefit of creditors or similar proceedings against the Company, Kiphart and Advanced may file all claims he or it may have against the Company, and shall notify the debtor in possession or trustee in bankruptcy, as appropriate, as to the existence of this Agreement and that payments to Kiphart and Advanced shall be made in the same priority, pari passu.

12. Instrument Legends. The April Convertible Note and the June Convertible Note and any other instrument evidencing the Kiphart Obligations or any portion thereof will be forthwith inscribed with a legend conspicuously indicating that payment thereon is subject to the terms of this Agreement, and copies thereof will forthwith be delivered to Advanced. The December Convertible Note and any other instrument evidencing the obligations of the Company thereunder to Advanced or any portion thereof will be forthwith inscribed with a legend conspicuously indicating that payment thereon is subject to the terms of this Agreement, and copies thereof will forthwith be delivered to Kiphart.

13. Waivers. All of the indebtedness of the Company to Advanced shall be deemed to have been made or incurred in reliance upon this Agreement. Subject to Section 7 hereof, each of Advanced and Kiphart may, from time to time, enter into agreements and settlements with the Company as he or it may determine, including, without limitation, any substitution of collateral, any release of any lien or security interest and any release of the Company, without notice to or consent by the other party hereto. No waiver shall be deemed to be made by Advanced or Kiphart of any of their respective rights hereunder unless it is in writing signed by the waiving party. Each such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party to the waiving party in any other respect at any other time.

14. Information Concerning Financial Condition. Kiphart and Advanced hereby assume responsibility for keeping himself and itself informed of the financial condition of the Company and of all other circumstances bearing upon the risk of nonpayment of the respective indebtedness of the Company to such party, and each agrees that the other party shall have no duty to advise it of information regarding such condition or any such circumstances. In the event Kiphart or Advanced, in his or its sole discretion, undertakes, at any time or from time to time, to provide any such information (“Disclosing Party”) to the other party (“Recipient Party”), the Disclosing Party shall be under no obligation (i) to provide any such information to the Recipient Party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any information which such Disclosing Party otherwise wishes to maintain confidential.

15. Third Party Beneficiaries. This Agreement is solely for the benefit of Kiphart and Advanced and their respective successors and assigns, and neither the Company nor any other persons or entities are intended to be third party beneficiaries hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. Advanced and Kiphart shall have the right to modify or terminate this Agreement at any time pursuant to a written agreement signed by both parties, without notice to or approval of the Company or any other person or persons. Neither party hereto may assign all or any part of their interest in the obligations of the Company to any other person or entity unless such assignment or transfer shall be made expressly subject to the terms and provisions of this Agreement. Any assignment or transfer which is not made subject to the terms and provisions of this Agreement shall be, for the purposes of this Agreement, null and void.

16. Notices. For the purposes of this Agreement, written notices shall be made by personal delivery; or by facsimile confirmed by the recipient; or by reputable overnight delivery (with evidence of delivery) and addressed to the notified party at its address set forth below its signature line, or such other address specified by the party with like notice. Notices shall be deemed received on the day of personal delivery to the recipient, or on the day of delivery if by facsimile (with evidence of transmission) or if by overnight courier (with evidence of delivery).

17. Costs and Attorneys’ Fees. If there is any claim or controversy litigated in any lawsuit between any of the parties hereto in connection with this Agreement, the prevailing parties in the lawsuit shall be entitled to recover from the other parties their costs and reasonable attorneys’ fees.

18. Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Delaware.

19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject to the provisions hereof.

20. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters, supersedes all drafts, understandings, representations or other agreements regarding the subject matter hereof, and may not be modified or amended except upon a writing signed by all parties. Each party has been represented by his or its own counsel and this Agreement has been negotiated and prepared by all such counsel.

21. Authority. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ADVANCED BIOTHERAPY, INC.
By: _____________________________	________________________________
Christopher W. Capps, Chief Executive Officer	Richard P. Kiphart

All of the foregoing is consented and agreed to as of
the date first set forth above:

ORGANIC FARM MARKETING, LLC

By:______________________________
Chad L. Pawlak, Sr., President